Exhibit 99.1

For Immediate Release
CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Co. -- (269) 945-2491
or
Brian Edwards, Ben Buursma (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Manufacturing Reports First-Quarter Results
Company launches initiatives to contain costs and boost sales in 2003

HASTINGS, Mich., May 7, 2003--Hastings Manufacturing Co. (AMEX: HMF) today announced results for the first quarter ended March 31, 2003.

The Hastings, Mich.-based piston ring manufacturer and engine-products specialist reported a net loss of $11,751, or $0.02 per share, on net sales of $8.4 million for the first quarter of 2003, compared with net income of $295,643, or $0.40 per share, on net sales of $9.3 million for the same period last year.

Hastings attributed the 10.3 percent decline in revenues versus the year-ago quarter to lower sales of piston rings to original equipment manufacturers and the aftermarket. The Company said increased sales of private brand piston rings and commission revenue from its alliances to sell Zollner® and ACL® engine components helped offset soft piston-ring sales in the OEM, domestic and export markets. Hastings said sales of Zollner and ACL components increased significantly over the prior-year first quarter, reflecting increased penetration among customers in the United States and Mexico.

Hastings said lower sales, along with a change in the product mix, put pressure on margins and profitability in the 2003 first quarter. Gross margin was 30.0 percent in the first quarter of 2003, compared with 31.6 percent in the same period last year, reflecting the change in mix as well as higher shipping costs related to the Zollner and ACL alliances. Operating expenses increased 4.3 percent, due primarily to increased expense related to sales as well as higher general personnel costs.

"Our first-quarter results reflect the difficult conditions in many of our key markets," said Mark Johnson, chairman and chief executive officer of Hastings Manufacturing. "The North American replacement-parts market has softened, and automotive OEMs have decreased production volumes. Additionally, economic and political instabilities in South America and the Middle East have impacted our export business.

"Our efforts to diversify our revenue base through alliances, as well as our recent acquisition of a competitor in Canada, will help us weather these conditions. In addition, we recently began implementing a number of cost-containment measures in order to manage through these difficult times in our key markets."

Hastings said it reduced its Michigan workforce in March and April 2003 by nearly 80 people, or 20 percent, through voluntary and involuntary layoffs. The Company also adjusted production volumes and raw material purchases in order to bring inventory in line with reduced customer demand.

--more--

HASTINGS/page 2

The Company's Canadian subsidiary completed the purchase of Toronto-based Ertel Manufacturing Corp. of Canada, Ltd. on March 27, 2003. Ertel, which posted sales of approximately (U.S.) $17 million in 2002, is a leading distributor of internal engine components -- including piston rings, pistons, gaskets, bearings, camshafts and other parts -- throughout Canada's provinces.

The Ertel transaction builds on several alliances that helped Hastings expand its product line over the past 24 months. In 2001, Hastings signed agreements to exclusively market and distribute Zollner™ pistons and ACL® engine components in the United States and Mexico. In June 2002, the Company also reached an agreement with Troy, Mich.-based Intraco Corp. to market Hastings® piston rings and related products in Central America, South America and the Middle East.

"We continue to lay the foundation for long-term growth," said Andrew Johnson, president of Hastings. "We are building our reputation as a full-line supplier of engine components serving global markets, and we remain focused on operational improvements that will improve our quality and efficiency. We are confident that the recently implemented cost-containment measures, along with the positive financial impact of the Ertel acquisition, will put Hastings in a solid position for profitability and growth in 2003."

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine products including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers in the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

###

Hastings Manufacturing Company And Subsidiaries
Condensed Consolidated Statements of Operations

	For the Three Months Ended
	March 31
	2003	2002

Net Sales	$8,375,014	$9,331,829
Cost of Sales	5,859,376	6,379,301

Gross Profit	2,515,638	2,952,528

Operating Expenses:
Advertising	32,836	58,189
Selling	817,037	756,284
General & Administrative	1,588,362	1,523,401
	2,438,235	2,337,874

Operating Income	77,403	614,654

Other Expenses
Interest expense	89,479	113,326
Other, net	675	3,685
Total Other Expenses (Income)	90,154	117,011

Income (loss) before income tax expense (benefit)	(12,751)	497,643

Income Tax Expense (Benefit)	(1,000)	202,000

Net Income (Loss)	(11,751)	295,643

Basic and Diluted Net Income (Loss) Per Share of Common Stock	$(0.02)	$0.40